Exhibit 8.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

March 15, 2004

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Ladies and Gentlemen:

Pursuant to the Amended and Restated Agreement and Plan of Merger dated as of March 15, 2004 (the “Agreement”) between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Patriot Bank Corp., a Pennsylvania corporation (the “Company”), the Company is to merge with and into Parent with Parent surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to Parent in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Agreement;

2. The registration statement of Parent on Form S-4, File No. 333-112368, filed on January 30, 2004, as amended through the date hereof, with the Securities and Exchange Commission with respect to the Parent Common Stock to be issued to the shareholders of the Company in connection with the Merger (the “Registration Statement”); and the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

3. The representations made to us by Parent in its letter to us dated March 15, 2004 (the “Parent Tax Certificate”);

4. The representations made to us by the Company in its letter to us dated March 15, 2004 (the “Company Tax Certificate”); and

5. Such other instruments and documents related to the formation, organization and operation of Parent and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Based on the assumptions specified herein and on the Code, the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today’s date, it is our opinion that the discussion contained in the Registration Statement under the caption “The Merger—Material Federal Income Tax Consequences,” subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax consequences applicable to the Company’s shareholders in the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of Parent. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “The Merger—Material Federal Income Tax Consequences” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP